Exhibit 99.1

Arbor Realty Trust Announces Pricing of Upsized Public Offering of Common Stock

Uniondale, NY, March 17, 2022 — Arbor Realty Trust, Inc. (the “Company”) (NYSE: ABR) announced today that it priced its public offering of 6,500,000 shares of common stock for total expected gross proceeds of approximately $108.9 million before underwriting discounts and commissions and expenses. The offering was upsized from the previously announced offering size of 6,000,000 shares. The Company has also granted the underwriters a 30-day option to purchase up to an additional 975,000 shares of its common stock. The offering is subject to customary closing conditions and is expected to close on March 22, 2022.

The Company intends to use the net proceeds from the offering to make investments relating to its business and for general corporate purposes.

J.P. Morgan, JMP Securities, a Citizens Company and Raymond James are joint book-running managers for the offering.

The offering is being made pursuant to an effective automatic shelf registration statement, previously filed by the Company with the Securities and Exchange Commission (“SEC”). The offering of these securities is being made only by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, by contacting J.P. Morgan Securities LLC, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, Attention: Prospectus Department, or by calling (415) 835-8985, or by email at syndicate@jmpsecurities.com; or Raymond James & Associates, Inc., Attention: Syndicate, 880 Carillon Parkway St. Petersburg, FL 33716, by telephone at (800) 248-8863, or by email at prospectus@raymondjames.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, single-family rental (SFR) portfolios, and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a leading Fannie Mae DUS® lender, Freddie Mac Optigo® Seller/Servicer, and an approved FHA Multifamily Accelerated Processing (MAP) lender. Arbor’s product platform also includes bridge, CMBS, mezzanine, and preferred equity loans. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the offering and the anticipated use of the net proceeds from the offering. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, risks and uncertainties related to the completion of the offering on the anticipated terms or at all, market conditions, the satisfaction of customary closing conditions related to the offering, changes in economic conditions generally, and the real estate markets specifically, in particular, due to the uncertainties created by the COVID-19 pandemic, continued ability to source new investments, changes in interest rates and/or credit spreads, and other risks detailed in the prospectus supplement relating to the offering and the documents incorporated by reference therein, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its other reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contact:

Arbor Realty Trust, Inc.

Paul Elenio, Chief Financial Officer

516-506-4422

pelenio@arbor.com